EXHIBIT 16

                        "LETTER OF FORMER ACCOUNTANTS"







[WEINICK  SANDERS  LEVENTHAL  &  CO.,  LLP  LETTERHEAD]



October  30,  1997


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549


           Re: American Bingo & Gaming Corp. - Change in Accountants
               -----------------------------------------------------


Ladies  and  Gentlemen:


We have reviewed the Form 8-K of American Bingo & Gaming Corp. and the disclosures contained in the Company's Form 10-QSB for the fiscal quarter ending March 31, 1997 relating to the Company's change in accountants. This letter is to confirm that we agree with the statements contained therein as to the termination of the client-auditor relationship between American Bingo & Gaming Corp. and Weinick Sanders Leventhal & Co., LLP (formerly Weinick, Sanders & Co., LLP).



Sincerely,




Weinick  Sanders  Leventhal  &  Co.,  LLP